EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Jones Apparel Group, Inc. on Form S-3 ASR (No. 333-166566) and on Form S-8 (Nos. 333-159575, 333-116075 and 333-125469) of our report dated April 1, 2010, with respect to the consolidated financial statements of Stuart Weitzman Holdings, LLC and Subsidiaries as of and for the year ended January 2, 2010, which report is included in this Form 8-K/A of Jones Apparel Group, Inc. dated July 29, 2010

/s/ J.H. Cohn LLP
Roseland, New Jersey
July 29, 2010